EXHIBIT 99.1


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                               1ST UNITED BANCORP

                      1997 KEY EMPLOYEES' STOCK OPTION PLAN


         1. Purpose. The purpose of the 1997 Key Employees' Stock Option Plan ("Plan") of 1st United Bancorp (the "Company") is to provide a means through which the Company and its Subsidiaries may attract able persons to enter and remain in the employ or other service of the Company and its Subsidiaries, and to provide a means whereby those key persons upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company and promoting an identity of interest between shareholders and these key persons.

                  A further purpose of the Plan is to provide such key persons with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. The Plan provides for granting Incentive Stock Options and Non-Qualified Stock Options to eligible participants.

         2. Definitions. The following definitions shall be applicable throughout the Plan.

                  (a) "Award" shall mean, individually or collectively, any Incentive Stock Option or Non-Qualified Stock Option.

                  (b) "Board" shall mean the Board of Directors of the Company.

                  (c) "Change in Control" shall, unless the Board otherwise directs by resolution adopted prior thereto, be deemed to occur if (i) any "person" (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), directly or indirectly, of twenty-five percent (25%) or more of the voting stock; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period. Any merger, consolidation or corporate reorganization in which the owners of the Company's capital stock entitled to vote in the election of directors ("Voting Stock") prior to said combination, own fifty percent (50%) or more of the resulting entity's Voting Stock shall not, by itself, be considered a Change in Control.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

                  (e) "Committee" shall mean the Compensation Committee of the Board, or such other committee as may be appointed by the Board, each member of which shall be a Non-

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Employee Director and which shall be the administrative committee for the Plan.
In the absence of such committee, the Board shall serve as the Committee.

                  (f) "Common Stock" shall mean the Common Stock of the Company, $0.01 par value per share.

                  (g) "Company" shall mean 1st United Bancorp, a Florida corporation.

                  (h) "Date of Grant" shall mean the date on which the granting of an Award is authorized or such other date as may be specified in such authorization.

                  (i) "Eligible Employee" shall mean any person regularly employed by the Company or a Subsidiary on a full-time salaried basis who satisfies all of the requirements of Section 6 hereof.

                  (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (k) "Fair Market Value" shall mean (i) the average of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded for the ten (10) trading days immediately preceding the date of determination, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the last reported sale price of the Common Stock on the NASDAQ National Market List for the ten (10) trading days immediately preceding the date of determination, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted by an established quotation service for over-the-counter securities for the ten (10) trading days immediately preceding the date of determination, if the Common Stock is not reported on the NASDAQ National Market List. However, if the Common Stock is not publicly-traded at the time an option is granted under the Plan, "Fair Market Value" shall be deemed to be the fair value of the Common Stock as determined by the Compensation Committee of the Board of the Company (the "Committee") after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

                  (l) "Holder" shall mean a Participant who has been granted an Option.

                  (m) "Incentive Stock Option" shall mean an Option granted by the Committee to a Participant under the Plan which is designated by the Committee as an Incentive Stock Option pursuant to Section 422 of the Code.

                  (n) "Non-Employee Director" shall mean a director of the Company who:


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                           (i) Is not currently an officer of the Company or any
of its parents or Subsidiaries, or otherwise is not currently employed by the Company or any of its parents or Subsidiaries;

                           (ii) Does not receive compensation, either directly
or indirectly, from the Company or any of its parents or Subsidiaries, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act;

                           (iii) Does not possess an interest in any other
transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act;

                           (iv) Is not engaged in a business relationship for
which disclosure would be required pursuant to Item 404(b) of Regulation S-K promulgated under the Exchange Act; and

                           (v) Is an "outside director" within the meaning of
Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(3).

                  (o) "Non-Qualified Stock Option" shall mean an Option granted by the Committee to a Participant under the Plan which is not designated by the Committee as an Incentive Stock Option.

                  (p) "Option" shall mean an Award granted under Section 7 of the Plan.

                  (q) "Option Period" shall mean the period described in Section 7(d).

                  (r) "Participant" shall mean a person who has been selected to participate in the Plan and to receive an Award pursuant to Section 6. Participants are limited to Eligible Employees.

                  (s) "Plan" shall mean the 1997 Key Employees' Stock Option Plan of 1st United Bancorp.

                  (t) "Securities Act" shall mean the Securities Act of 1933, as amended.

                  (u) "Stock" shall mean the Common Stock or such other authorized shares of stock of the Company as the Committee may from time to time authorize for use under the Plan.

                  (v) "Subsidiary" shall mean any corporation which is a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code.

         3. Effective Date, Duration and Shareholder Approval. Subject to the approval of this Plan by the shareholders of the Company at a duly convened meeting of shareholders, the

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Plan shall become effective on the date of approval by the Board, and no further
Awards may be made after December 31, 2006.

         The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

         4. Administration. The Committee shall administer the Plan. The Committee shall consist of at least two (2) members, each of whom shall be a Non-Employee Director. A majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

         Subject to the provisions of the Plan, the Committee shall have exclusive power to:

                  (a) Select the persons to be Participants in the Plan;

                  (b) Determine the nature and extent of the Awards to be made to each Participant;

                  (c) Determine the time or times when Awards will be made;

                  (d) Determine the conditions to which the payment of Awards may be subject;

                  (e) Prescribe the form or forms evidencing Awards; and

                  (f) Cause records to be established in which there shall be entered, from time to time as Awards are made to Participants, the date of each Award, the number of Incentive Stock Options or Non-Qualified Stock Options awarded by the Committee to each Participant, and the expiration date of each such Award.

         The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

         5. Grant of Options; Shares Subject to the Plan. The Committee may, from time to time, grant Awards of Options to one or more Participants; provided, however, that:

                  (a) Subject to Section 9, the aggregate number of shares of Stock made subject to Awards may not exceed six hundred thousand (600,000);


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                  (b) Such shares shall be deemed to have been used in payment of Awards whether they are actually delivered or the Fair Market Value equivalent of such shares is paid in cash. In the event any Option shall be surrendered, terminate, expire, or be forfeited, the number of shares of Stock no longer subject thereto shall thereupon be released and shall thereafter be available for new Awards under the Plan to the fullest extent permitted by the Exchange Act (if applicable at the time); and

                  (c) Stock delivered by the Company in settlement of Awards under the Plan may be authorized and unissued Stock or may be purchased on the open market or by private purchase at prices no higher than the Fair Market Value at the time of purchase.

         6. Eligibility. Participants shall be limited to officers and employees of the Company and its Subsidiaries, in each case who have received written notification from the Committee or from a person designated by the Committee that they have been selected to participate in the Plan.

         7. Stock Options. One or more Incentive Stock Options or Non-Qualified Stock Options can be granted to any Participant; provided, however, that Incentive Stock Options may be granted only to Eligible Employees and Non-Employee Directors. Each Option so granted shall be subject to the following conditions.

                  (a) OPTION PRICE. The option price ("Option Price") per share of Stock shall be set by the Committee at the time of grant but shall not be less than (i) in the case of an Incentive Stock Option, the Fair Market Value of a share of Stock at the Date of Grant, and (ii) in the case of a Non-Qualified Stock Option, the par value per share of Stock.

                  (b) MANNER OF EXERCISE AND FORM OF PAYMENT. Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable in cash and/or shares of Stock valued at the Fair Market Value at the time the Option is exercised, or, in the discretion of the Committee, either (i) in other property having a Fair Market Value on the date of exercise equal to the Option Price, or (ii) by delivering to the Company a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the Option Price.

                  (c) STOCK OPTION AGREEMENT. Each Option granted under the Plan shall be evidenced by a "Stock Option Agreement" between the Company and the Holder of the Option containing such provisions as may be determined by the Committee, but shall be subject to the following terms and conditions.

                           (i) Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof, except as otherwise determined by the terms of the Stock Option Agreement.


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                           (ii)     Each share of Stock purchased through the
                                    exercise of an Option shall be paid for in full at the time of the exercise. Each Option shall cease to be exercisable, as to any share of Stock, when the Holder purchases the share or when the Option lapses.

                           (iii) Options shall not be transferable by the Holder except by will or the laws of descent and distribution and shall be exercisable during the Holder's lifetime only by him or her.

                           (iv) Each Option shall become exercisable by the Holder in three equal installments over a three-year period, with the first vesting to occur upon the first anniversary of the date of the Stock Option Agreement and with subsequent vestings to occur on the second and third anniversaries of the date of the Stock Option Agreement; provided, however, that the Holder is an employee of the Company on each such anniversary date.

                           (v) Each Stock Option Agreement may contain an agreement that, upon demand by the Committee for such a representation, the Holder shall deliver to the Committee at the time of any exercise of an Option a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the Holder or such other person to purchase any shares. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

                  (d) OTHER TERMS AND CONDITIONS. An Option granted pursuant to the Plan shall become exercisable and shall lapse in such manner and within such period or periods ("Option Period"), not to exceed ten (10) years from its Date of Grant (or such shorter time period as may be otherwise specified herein), and shall contain such other terms and conditions, all of which shall not be inconsistent with the Plan, as provided in the Stock Option Agreement to be entered into in connection with the grant of such Option.

                  (e) GRANTS TO 10% HOLDERS OF COMPANY VOTING STOCK. Notwithstanding Sections 7(a) and 7(d), if an Incentive Stock Option is granted to a Holder who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of the Company and its Subsidiaries, the period specified in the Stock Option

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Agreement for which the Option thereunder is granted and at the end of which such Option shall expire shall not exceed five (5) years from the Date of Grant of such Option and the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value (on the Date of Grant) of the Stock subject to the Option.

                  (f) LIMITATION. To the extent the aggregate Fair Market Value (as determined as of the Date of Grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds One Hundred Thousand Dollars ($100,000), such excess Incentive Stock Options shall be treated as Non-Qualified Stock Options.

                  (g) VOLUNTARY SURRENDER. The Committee may permit the voluntary surrender of all or any portion of any Non-Qualified Stock Option granted under the Plan to be conditioned upon the granting to the Holder of a new Option for the same or a different number of shares as the Option surrendered or require such voluntary surrender as a condition precedent to a grant of a new Option to such Participant. Such new Option shall be exercisable at the Option Price, during the exercise period, and in accordance with any other terms or conditions specified by the Committee at the time the new Option is granted, all determined in accordance with the provisions of the Plan without regard to the Option Price, exercise period, or any other terms and conditions of the Non-Qualified Stock Option surrendered.

                  (h) ORDER OF EXERCISE. Options granted under the Plan may be exercised in any order, regardless of the Date of Grant or the existence of any other outstanding Option.

                  (i) NOTICE OF DISPOSITION. Participants shall give prompt notice to the Company of any disposition of Stock acquired upon exercise of an Incentive Stock Option if such disposition occurs within either two (2) years after the Date of Grant of such Option and/or one (1) year after the receipt of such Stock by the Holder.

         8.       General.

                  (a) ADDITIONAL PROVISIONS OF AN AWARD. The award of any benefit under the Plan may also be subject to such other provisions (whether or not applicable to the benefit awarded to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Common Stock through the exercise of Options, provisions for the forfeiture of or restrictions on resale or other disposition of shares acquired under any form of benefit, provisions giving the Company the right to repurchase shares acquired under any form of benefit in the event the Participant elects to dispose of such shares, and provisions to comply with Federal and state securities laws and Federal and state income tax withholding requirements.

                  (b) PRIVILEGES OF STOCK OWNERSHIP. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of stock ownership in respect of shares of stock

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which are subject to Options hereunder until such shares have been issued to that person upon exercise of an Option according to its terms.

                  (c) GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. The Company shall be under no obligation to register under the Securities Act any of the shares of Stock issued under the Plan. If the shares issued under the Plan may in certain circumstances be exempt from registration under the Securities Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

                  (d) TAX WITHHOLDING. Notwithstanding any other provision of the Plan, the Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards, to the extent paid in cash, all federal, state or local taxes as required by law to be withheld with respect to such Awards and, in the case of Awards paid in Stock, the Holder or other person receiving such Stock may be required to pay to the Company or a Subsidiary, as appropriate prior to delivery of such Stock, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such Stock. Subject in particular cases to the disapproval of the Committee, the Company may accept shares of Stock of equivalent Fair Market Value in payment of such withholding tax obligations if the Holder of the Award elects to make payment in such manner at least six months prior to the date such tax obligation is determined.

                  (e) CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. No employee or other person shall have any claim or right to be granted an Award under the Plan nor, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a Subsidiary.

                  (f) CONDITIONS. Each Participant to whom Awards are granted under the Plan shall be required to enter into a Stock Option Agreement in a form authorized by the Committee, which may include provisions that the Participant shall not disclose any confidential information of the Company or any of its Subsidiaries acquired during the course of such Participant's employment.

                  (g) PAYMENTS TO PERSONS OTHER THAN PARTICIPANTS. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.


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                  (h) NO LIABILITY OF COMMITTEE MEMBERS. No member of the
Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith; provided, however, that approval of the Board shall be
                        -----------------
required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                  (i) GOVERNING LAW. The Plan will be administered in accordance with federal laws, or in the absence thereof, the laws of the State of Florida.

                  (j) FUNDING. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Holders shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

                  (k) NONTRANSFERABILITY. A person's rights and interest under the Plan, including amounts payable, may not be sold, assigned, donated or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Holder's death, to a designated beneficiary to the extent permitted by the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

                  (l) RELIANCE ON REPORTS. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself.

                  (m) RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary except as otherwise specifically provided.


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                  (n) EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

                  (o) PRONOUNS. Masculine pronouns and other words of masculine gender shall refer to both men and women.

                  (p) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

         9. Changes in Capital Structure. Awards of Options and any agreements evidencing such Awards shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company, by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the Date of Grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such adjustments or substitution, the aggregate number of shares of Stock available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any adjustment in Incentive Stock Options under this Section 9 shall be made only to the extent not constituting a "modification" within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 9 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

         10.      Effect of Change in Control.

                  (a) In the event of a Change in Control, notwithstanding any vesting schedule provided for hereunder or by the Committee with respect to an Award of Options, an Option shall become immediately exercisable for such period of time specified in the Optionee's Stock Option Agreement with respect to one hundred percent (100%) of the shares subject to such Option.

                  (b) The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participant's rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

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         11. Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

         12. Amendments and Termination. The Board may at any time terminate the Plan. With the express written consent of an individual Participant, the Board may cancel or reduce or otherwise alter the outstanding Awards thereunder if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that without further shareholder approval, the Board shall not:

                  (a) Increase the maximum number of shares of Common Stock which may be issued on exercise of Options except as provided in Section 9 of the Plan;

                  (b)      Change the maximum Option Price;

                  (c)      Extend the maximum Option Term;

                  (d)      Extend the termination date of the Plan; or

                  (e) Change the class of persons eligible to receive Awards under the Plan.


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